Exhibit 10.1

TRANSITION SUPPORT AGREEMENT AND GENERAL RELEASE

THIS TRANSITION SUPPORT AGREEMENT AND GENERAL RELEASE (the “Agreement and General Release”) is made and entered into on August 3, 2021 by and among John Newland (“Executive”) and PetIQ, LLC, an Idaho limited liability company (“Employer”). Executive’s last day of employment will be the later of (i) the date on which the 2021 Form 10-K for PetIQ, Inc., a Delaware corporation (“PetIQ, Inc.”), is signed or (ii) March 31, 2022 (the “Retirement Date”).

WHEREAS, Executive has been employed by Employer pursuant to the Employment and NonCompetition Agreement by and between the Employer and the Executive dated May 9, 2019 (the “Employment Agreement”) and the parties now wish to provide for the transition of Executive’s employment and resolve all outstanding claims and disputes between them relating to such employment in anticipation of Executive’s retirement on the Retirement Date; and

WHEREAS, the press release for Executive’s retirement is attached as Exhibit A hereto.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth in this Agreement and General Release and the Supplemental Release (defined below), the sufficiency of which the parties acknowledge, it is agreed as follows:

1.

Executive shall execute and deliver (i) this Agreement and General Release no later than the twenty-first (21st) day after Executive’s receipt of this Agreement and General Release; and (ii) the Supplemental Release Agreement attached as Exhibit B hereto (the “Supplemental Release) no earlier than the Retirement Date and no later than the twenty-first (21st) day following the Retirement Date. Executive acknowledges and agrees that he will continue to serve the Employer in a professional and courteous manner and to the best of his ability, consistent with the duties and responsibilities of his position as Chief Financial Officer (“CFO”) of Employer, through the earlier of (i) the Retirement Date and (ii) the appointment of a successor CFO by the board of directors of PetIQ, Inc. (the “Board”). From the effective date of this Agreement and General Release through the Retirement Date (the “Transition Period”), (i) the Board or its designee shall, in its discretion, determine whether to remove or add Executive to any committee (ii) and Executive shall provide transition services to the best of his ability and in a diligent, businesslike and efficient manner, including working with the Employer’s executive management team and direct reports to transition the business, assisting with knowledge transfer, building-out the relationships with Executive’s direct reports and applicable third parties, and performing other transition services as may be assigned to Executive from time to time by the Chief Executive Officer of Employer or the Board. Notwithstanding the foregoing, Employer may terminate Executive prior to the Retirement Date for Cause (as defined under the Employment Agreement) or breach of this Agreement and General Release, which shall include Executive’s failure to use his best efforts to perform the services at Employer’s direction through the Retirement Date, and Executive shall not be entitled to any additional payment hereunder. Provided that Executive’s employment is not terminated for Cause, due to death or Disability (as defined in the Employment Agreement), due to Executive’s breach of this Agreement and General Release or due to Executive’s voluntary resignation, Executive shall continue to receive his current base salary and be allowed to remain as an active participant in the retirement, health and welfare benefit plans sponsored by the Employer during the Transition Period.

2.

In consideration for Executive’s promises, covenants and agreements in this Agreement and General Release, Employer agrees to (i) continue to pay Executive’s base salary for a period of twenty-four (24) months following the expiration of the revocation period set forth in the Supplemental Release, less applicable withholdings, in accordance with the Employer’s payroll practices commencing at the first payroll period following the expiration of the revocation period referenced in the Supplemental Release; and (ii) to the extent that Executive is eligible for and elects continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), to provide Executive one hundred percent (100%) subsidized continuation coverage under COBRA in effect as of the Retirement Date on an after-tax basis for himself and his eligible dependents through the earlier of (A) the end of the eighteen (18) month period following the Retirement Date (the “COBRA Period”) and (B) the date on which Executive becomes eligible for a group health plan with another employer. In addition, to the extent Executive is not eligible for a group health plan with another employer, Employer shall reimburse Executive for hundred percent (100%) of the reasonable premiums for health care coverage for himself and his eligible dependents, on an after-tax basis, for six (6) months following the COBRA Period. The foregoing amounts are intended to constitute all severance benefits under the Employment Agreement and the Executive shall not be entitled to any other payments or benefits thereunder. Executive shall remain eligible for his 2021 annual performance bonus but not his 2022 annual performance bonus or any other annual performance bonus thereafter.

3.

The parties agree that the payments and benefits described in Section 2 and the treatment of incentive equity set forth in Section 4 of this Agreement and General Release are in full, final and complete settlement of all claims Executive may have against Employer and its past and present subsidiaries and affiliates, including, but not limited to, PetIQ, Inc. and PetIQ Holdings, LLC, a Delaware limited liability company, and the respective officers, directors, owners, members, shareholders, employees, agents, advisors, consultants, insurers, attorneys, successors and/or assigns of each of the foregoing (collectively, the “Releasees”). For the avoidance of doubt, this Agreement and General Release and the Supplemental Release provides for the sole and exclusive benefits for which Executive is eligible as a result of Executive’s termination of employment, and Executive shall not be eligible for any benefits under any other agreement or arrangement with any Releasee providing for benefits upon a separation from service or any retention, sale, transaction, phantom equity, or other incentive payments, including any severance or termination provisions set forth in the Employment Agreement related to a termination without Cause (as such term is defined in the Employment Agreement).

4.

(a) With respect to all stock options and restricted stock units granted to Executive as of the date hereof pursuant to certain Nonqualified Stock Option Agreements and certain Restricted Stock Unit Agreements (collectively, the “Current Stock Awards”), each by and between Employer and Executive and issued under the PetIQ, Inc. 2017 Omnibus Incentive Plan, as in effect and as amended from time to time (the “Stock Plan”), all unvested amounts shall be fully accelerated effective as of the effective date of the Supplemental Release pursuant to the terms of the Stock Plan and Stock Awards.

(b)Executive shall be eligible to receive long term incentive awards of stock options and restricted stock units in March 2022, the aggregate value of which will equal 100% of Executive’s base salary consistent with past practice and as reasonably determined by the Board or the Compensation Committee of PetIQ, Inc., which awards shall be one hundred percent (100%) vested on the Retirement Date (the “2022 Stock Awards” and collectively with the Current Stock Awards, the “Stock Awards”); provided, that to the extent that there is a breach of this Agreement and General Release, including a breach of any Restrictive Covenants, the Stock Awards will be subject to cancellation, forfeiture and clawback.

(c)Executive and Employer acknowledge and agree that each Stock Award that constitutes a nonqualified stock option is hereby amended such that the exercise period for such Stock Awards shall be extended through the date that is twenty-four (24) months following the expiration of the revocation period set forth in the Supplemental Release.

5.

Executive acknowledges and agrees that he shall continue to abide by all policies of Employer during and after the Transition Period, as applicable, including, but not limited to, such policies set forth in the Employer’s Employee Handbook, Code of Business Conduct and Ethics, Code of Ethics for Senior Financial Officers, insider trading policy and clawback policy.

6.

Nothing in this Agreement and General Release or the Supplemental Release shall be construed as an admission of liability by Employer or any other Releasee, and Employer specifically disclaims liability to or wrongful treatment of Executive on the part of itself and all other Releasees.

7.

To the extent permitted by applicable law, Executive agrees that Executive will not encourage or assist any person to litigate claims or file administrative charges against the Employer or any other Releasee, unless required to provide testimony or documents pursuant to a lawful subpoena or other compulsory legal process, in which case Executive agrees to notify the Employer immediately of Executive receipt of such subpoena so that the Employer has the opportunity to contest the same. If any court has or assumes jurisdiction of any action against the Employer or any of its affiliates on behalf of Executive, Executive will request that court to withdraw from or dismiss the matter with prejudice.

8.

Executive represents and warrants that Executive has not filed any complaints or charges against Employer or any of its affiliates with the Equal Employment Opportunity Commission (“EEOC”), or with any other federal, state or local agency or court, and covenants that Executive will not seek to recover on any claim released in this Agreement and General Release or in the Supplemental Release.

9.

In consideration for the payments and benefits set forth in Section 2 of this Agreement and General Release and the benefits set forth in Section 4 of this Agreement and General Release, and the other promises, agreements and undertakings contained herein, Executive covenants not to sue, and fully and forever releases and discharges Employer and all other Releasees from any and all legally waivable claims, liabilities, damages, demands, and causes of action or liabilities of any nature or kind, whether now known or unknown, arising out of, relating to, or in any way connected with Executive’s employment with Employer or any of its affiliates or subsidiaries, or the termination of such employment; provided, however, that nothing in this Agreement and General Release shall either waive any rights or claims of Executive (i) that arise after Executive signs this Agreement and General Release; (ii) to enforce the terms of this Agreement and General Release; (iii) for the provision of benefits conferred to Executive or Executive beneficiaries under the terms of Employer’s medical, dental, life insurance or defined contribution retirement benefit plans; or (iv) Executive’s right to indemnification under the Employer’s Amended and Restated Bylaws, and to coverage under the Employer’s D&O insurance policies to the extent covered prior to the Retirement Date. This release includes but is not limited to claims arising under federal, state or local laws, including but not limited to Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), the Older Workers Benefit Protection Act, the Equal Pay Act of 1963, the Americans with Disabilities Act of 1990, as amended, the Worker Adjustment and Retraining Notification Act of 1988, as amended, waivable claims under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (including but not limited to fiduciary claims), waivable claims under the Fair Labor Standards Act, the Family Medical Leave Act, claims for attorneys’ fees or costs, any and all statutory or common law provisions relating to or affecting Executive’s employment with Employer or its affiliates or concerning employment discrimination, termination, retaliation and equal opportunity, and any and all claims in contract, tort, or premised on any other legal theory. Executive acknowledges that Executive is releasing claims based on age, race, color, sex, sexual orientation or preference, marital status, religion, national origin, citizenship, veteran status, disability and other legally protected categories. This provision is intended to constitute a general release of all of Executive’s presently existing covered claims against the

Releasees, to the maximum extent permitted by law. Executive hereby represents and warrants to Employer that Executive has not assigned, transferred, sold, encumbered, pledged, hypothecated, mortgaged, distributed, or otherwise disposed of or conveyed to any third party any right or claim against Employer which has been released in this Agreement and General Release.

10.

Nothing in this Agreement and General Release or the Supplemental Release shall be construed to: (a) waive any claim for worker’s compensation or unemployment benefits; (b) waive or affect any claim that cannot be released by an agreement voluntarily entered into between private parties; (c) limit Executive’s ability to file a charge or complaint with the EEOC, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”); (d) limit Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Employer; (e) release claims challenging the validity of this Agreement and General Release under the ADEA; (f) waive any rights of Executive with respect to vested equity held by him in the Employer; or (g) release the Employer from its obligations under this Agreement and General Release or the Supplemental Release. Executive expressly waives and agrees to waive any right to recover monetary damages for personal injuries in any charge, complaint or lawsuit filed by Executive or anyone else on behalf of Executive for any released claims. This Agreement and General Release and the Supplemental Release does not limit Executive’s right to receive an award for information provided to any Government Agencies.

11.

Executive acknowledges that all Confidential Information, defined herein, regarding Employer’s or any of its affiliates’ business compiled, created or obtained by, or furnished to, Executive during the course of or in connection with Executive’s employment with Employer or any of its subsidiaries (the “Group”) is the exclusive property of Employer or such subsidiary. For purposes of this Agreement and General Release, Confidential Information shall include, but is not limited to, all information not generally known to the public relating to the Group’s business processes, practices, methods, strategies, techniques, financial information, marketing information, pricing information, design information, personnel information, employee lists, market studies, agreements, proposals, database information, customer and prospective customer information and customer and prospective customer lists. Upon or before execution of this Agreement and General Release, Executive will return to Employer all originals and copies of any material containing Confidential Information, and Executive further agrees that Executive will not, directly or indirectly, use or disclose such information, except as required by law or in any judicial or administrative proceeding with subpoena power. Executive will also return to Employer upon or before the Retirement Date any other items in Executive possession, custody or control that are the property of the Group, including, but not limited to, Executive files, laptop, credit cards, power cords, credit card issued by the Group, identification card, data storage devices, passwords and office fob/keys.

12.

In consideration for the payments and benefits outlined in this Agreement and General Release and the Supplemental Release, Executive acknowledges and agrees that he continues to be bound by the post-termination cooperation and non-assistance covenants set forth in Sections 3(d) and 3(e) of the Employment Agreement and the restrictive covenants set forth in Section 5 of the Employment Agreement and Section 7 of the Stock Awards; provided, however, that the post-termination restricted periods shall continue through the end of the twenty-four (24) month period commencing on the Retirement Date (the “Restrictive Covenants”). Executive acknowledges and agrees that such Restrictive Covenants are incorporated herein by reference.

13.

Executive acknowledges that (i) Executive has been given at least twenty-one (21) calendar days to consider this Agreement and General Release and that modifications hereof which are mutually agreed upon by the parties hereto, whether material or immaterial, do not restart the twenty-

one (21) day period; (ii) Executive has seven (7) calendar days from the date Executive executes this Agreement and General Release in which to revoke it; and (iii) this Agreement and General Release will not be effective or enforceable nor the amounts set in Section 2 and the benefits set forth in Section 4 of this Agreement and General Release paid unless the seven-day revocation period ends without revocation by Executive. Revocation can be made by delivery and receipt of a written notice of revocation to R. Michael Herrman, Michael.Herrman@petiq.com, by midnight on or before the seventh calendar day after Executive signs the Agreement and General Release.

14.

Executive acknowledges that Executive has been advised to consult with an attorney of Executive’s choice with regard to this Agreement and General Release and the Supplemental Release. Executive hereby acknowledges that Executive understands the significance of this Agreement and General Release and the Supplemental Release, and represents that the terms of this Agreement and General Release and Supplemental Release are fully understood and voluntarily accepted by Executive.

15.

In the event of any lawsuit against Employer or any of its affiliates that relates to alleged acts or omissions by Executive during his employment with Employer, Executive agrees to cooperate with Employer or its affiliate by voluntarily providing truthful and full information as reasonably necessary for Employer or its affiliate to defend against such lawsuit, provided that Employer shall reimburse Executive’s reasonable expenses incurred in providing such assistance subject to Executive’s delivery of written notice to Employer prior to the time such expenses are incurred.

16.

This Agreement and General Release and the Supplemental Release shall be binding on Employer and Executive and upon their respective heirs, representatives, successors and assigns, and shall run to the benefit of the Releasees and each of them and to their respective heirs, representatives, successors and assigns.

17.

Executive acknowledges and agrees that Executive has carefully read this Agreement and General Release and the Supplemental Release and understands that it is a release of all claims, known and unknown, past or present including all claims under the ADEA. Executive warrants that Executive is executing this Agreement and General Release and the Supplemental Release without any representation of any kind or character by Employer or its affiliates not expressly set forth herein.

18.

(a) It is intended that any amounts payable under this Agreement and General Release shall be exempt from and avoid the imputation of any tax, penalty or interest under Section 409A of the Internal Revenue Code of 1986, as amended and the regulations, rules and other guidance promulgated thereunder (collectively, “Section 409A”) to the fullest extent permissible under applicable law; provided that if any such amount is or becomes subject to the requirements of Section 409A, it is intended that those amounts shall comply with such requirements. This Agreement and General Release shall be construed and interpreted consistent with that intent. In furtherance of that intent, if payment or provision of any amount or benefit hereunder that is subject to Section 409A at the time specified herein would subject such amount or benefit to any additional tax under Section 409A, the payment or provision of such amount or benefit shall be postponed to the earliest commencement date on which the payment or provision of such amount or benefit could be made without incurring such additional tax. In no event, however, shall the Employer be liable for any tax, interest or penalty imposed on Executive under Section 409A or any damages for failing to comply with Section 409A.

(b)Executive acknowledges and agrees that as of the Retirement Date he is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) and, therefore, Executive shall not be entitled to any payment or benefit pursuant to this Agreement and General Release that constitutes nonqualified deferred compensation for purposes of Section 409A and that is payable upon a separation from service (within the meaning of Section 409A) until the earlier of (A) the date which is six (6) months after his separation from service for any reason other than death, or (B) the date of Executive’s death; provided that this paragraph shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A. Any amounts otherwise payable to Executive upon or in the six (6) month period following Executive’s separation from service that are not so paid by reason of this Section 5 shall be paid (without interest) as soon as practicable (and in any event within thirty (30) days) after the date that is six (6) months after Executive’s separation from service (provided that in the event of Executive’s death after such separation from service but prior to payment, then such payment shall be made as soon as practicable, and in all events within thirty (30) days, after the date of Executive’s death).

(c)For purposes of Section 409A, Executive’s right to receive any installment payments hereunder shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement and General Release specifies a payment period with reference to a number of days (e.g., payment shall be made within thirty (30) days following a certain date), the actual date of payment within the specified period shall be within the sole discretion of the Employer.

19.

This Agreement and General Release and the Supplemental Release sets forth the entire agreement between Executive and Employer, and fully supersedes any and all prior agreements or understandings between them regarding its subject matter, provided that, nothing herein shall supersede the Restrictive Covenants. This Agreement and General Release and the Supplemental Release may only be modified by written agreement signed by both parties.

20.

Executive acknowledges and agrees that if Executive has breached any term of this Agreement and General Release or the Supplemental Release, including, but not limited to, the Restrictive Covenants, then Executive will be obligated to pay and return to Employer any payments and benefits paid under Section 2 and Section 4 on or after the date of such breach within the thirty (30) days following the breach.

21.

The Employer and Executive agree that in the event any provision of this Agreement and General Release or Supplemental Release is deemed to be invalid or unenforceable by any court or administrative agency of competent jurisdiction, or in the event that any provision cannot be modified so as to be valid and enforceable, then that provision shall be deemed severed from the Agreement and General Release or Supplemental Release and the remainder of the Agreement and General Release and Supplemental Release shall remain in full force and effect.

22.

This Agreement and General Release and the Supplemental Release will be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

23.

To the extent permissible under applicable law, each of the parties hereto hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement and General Release and the Supplemental Release.

24.

The language of all parts of this Agreement and General Release and the Supplemental Release in all cases shall be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

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[Signature Page Follows]

PLEASE READ CAREFULLY. THIS
AGREEMENT AND GENERAL RELEASE INCLUDES A
RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

“EMPLOYER”

PETIQ, LLC

By:	/s/ McCord Christensen
Name:	McCord Christensen
Title:	CEO

PETIQ, LLC

By:	/s/ R. Michael Herrman
Name:	R. Michael Herrman
Title:	EVP, General Counsel & Corporate Secretary

“EMPLOYEE”

/s/ John Newland
John Newland

Date: 8/3/21

EXHIBIT A: PRESS RELEASE

PetIQ, Inc. Announces CFO Transition Plan

John Newland to Retire After More Than Seven Years as CFO

Company Initiates Search for Successor

EAGLE, Idaho, August 4, 2021 (GLOBE NEWSWIRE) -- PetIQ, Inc. (“PetIQ’’ or the “Company”) (Nasdaq: PETQ), a leading pet medication and wellness company, today announced that after more than seven years with the Company, John Newland will retire from his role as Chief Financial Officer (“CFO”), effective March 31, 2022, following its reporting of fiscal year 2021 results. The Company has initiated a search to identify a new CFO.

“John has been an important member of our executive team having successfully helped us transition our business from a privately-held to publicly-traded company. Over his tenure with the Company, he’s built a strong finance team that’s helped us integrate four strategic acquisitions and support the growth of our business,” commented Cord Christensen, PetIQ’s Chairman and Chief Executive Officer. “On behalf of everyone at PetIQ, I would like thank John for his service and I look forward to continuing to work closely with him during the transition.”

Mr. Newland said, “It has been a privilege to work with the talented and dedicated team at PetIQ. I have great confidence in the Company’s ability to achieve its strategic and financial goals and believe PetIQ remains well-positioned to benefit from the robust pet health and wellness industry tailwinds and create value well into the future.”

About PetlQ

PetIQ is a leading pet medication and wellness company delivering a smarter way for pet parents to help their pets live their best lives through convenient access to affordable veterinary products and services. The company engages with customers through more than 60,000 points of distribution across retail and e-commerce channels with its branded distributed medications, which is further supported by its own world-class medications manufacturing facility in Omaha, Nebraska. The company’s national service platform, VIP Petcare, operates in over 3,400 retail partner locations in 41 states providing cost effective and convenient veterinary wellness services. PetIQ believes that pets are an important part of the family and deserve the best products and care we can give them.

Forward Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions or future events. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,”

EXHIBIT A: PRESS RELEASE

“project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could” and similar expressions. Forward-looking statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from any future results, performances, or achievements expressed or implied by the forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to, the impact of COVID-19 on our business and the global economy; our ability to successfully grow our business through acquisitions; our dependency on a limited number of customers; our ability to implement our growth strategy effectively; disruptions in our manufacturing and distribution chains; competition from veterinarians and others in our industry; reputational damage to our brands; economic trends and spending on pets; the effectiveness of our marketing and trade promotion programs; recalls or withdrawals of our products or product liability claims; our ability to manage our manufacturing and supply chain effectively; disruptions in our manufacturing and distribution chains; our ability to introduce new products and improve existing products; our failure to protect our intellectual property; costs associated with governmental regulation; our ability to keep and retain key employees; our ability to sustain profitability; and the risks set forth under the “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2020 and other reports filed time to time with the Securities and Exchange Commission.

Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition or operating results. The forwardlooking statements speak only as of the date on which they are made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Consequently, you should not place undue reliance on forward-looking statements.

Contact: lnvestor.relations@petiq.com or 208.513.1513

EXHIBIT B: SUPPLEMENTAL RELEASE

I, John Newland, in consideration of and subject to the performance of the obligations by PetIQ, LLC, an Idaho limited liability company (the “Employer”), under the Transition Support Agreement and General Release by and between the Employer and me, dated        , 2021 (the “Agreement and General Release”), do hereby release and forever discharge as of the date hereof Employer and its past and present affiliates, and the respective officers, directors, owners, members, employees, agents, advisors, consultants, insurers, attorneys, successors and/or assigns of each of the foregoing (collectively, the “Releasees”) to the extent provided by virtue of this Supplemental Release of Claims, dated        , 2022 (the “Supplemental Release”). I understand that my employment with the Employer ended on ________,2022.

1.

I understand that the payments and benefits granted in Section 2 and the benefits outlined in Section.4. of the Agreement and General Release represent consideration for signing this Supplemental Release and are not salary, wages or benefits to which I was already entitled.

2.

I covenant not to sue, and fully and forever release and discharge Employer and all other Releasees from any and all legally waivable claims, liabilities, damages, demands, and causes of action or liabilities of any nature or kind, whether now known or unknown, arising out of or in any way connected with my employment with Employer or any of its affiliates or the termination of such employment; provided, however, that nothing in this Supplemental Release shall either waive any of my rights or claims (i) that arise after I sign this Supplemental Release; (ii) to enforce the terms of this Supplemental Release or the Agreement and General Release; (iii) for the provision of benefits conferred to me or my beneficiaries under the terms of Employer’s medical, dental, life insurance or defined contribution retirement benefit plans; (iv) my right to indemnification under the Employer’s Amended and Restated Bylaws, and to coverage under the Employer’s D&O insurance policies, to the extent covered prior to the date hereof; or (v) to any unpaid wages from the last payroll period preceding the Retirement Date. This release includes but is not limited to claims arising under federal, state or local laws concerning employment discrimination, termination, retaliation and equal opportunity, including but not limited to Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended (the “ADEA’’), the Equal Pay Act of 1963, the Americans with Disabilities Act of 1990, as amended, the Worker Adjustment and Retraining Notification Act of 1988, as amended, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (including but not limited to fiduciary claims), claims for attorneys’ fees or costs, any and all statutory or common law provisions relating to or affecting my employment with Employer or its affiliates, and any and all claims in contract, tort, or premised on any other legal theory. I acknowledge that I am releasing claims based on age, race, color, sex, sexual orientation or preference, marital status, religion, national origin, citizenship, veteran status, disability and other legally protected categories. This provision is intended to constitute a general release of all of my presently existing covered claims against the Releasees, to the maximum extent permitted by law.

3.	I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by Section 2 above.
4.

I acknowledge that (i) I have been given at least twenty-one (21) calendar days to consider this Supplemental Release and that modifications hereof which are mutually agreed upon by the parties hereto, whether material or immaterial, do not restart the twenty-one (21) day period; (ii) that I have seven (7) calendar days from the date that I execute this Supplemental Release in which to revoke it; and (iii) this Supplemental Release will not be effective or enforceable nor the amounts set forth in Section 2 of the Agreement and General Release paid unless the seven-day revocation period ends without revocation by me. Revocation can be made by delivery and receipt of a written notice of revocation to R. Michael Herrman, Michael.Herrman@petiq.com, by midnight on or before the seventh calendar day after I sign the Supplemental Release.

5.

In exchange for my waiver and release of claims against Employer and all other Releasees, and non-revocation of such release, Employer expressly waives and releases any and all known claims against me arising out of or related to my employment with Employer during the Transition Period that may be waived and released by law with the exception of claims arising out of or attributable to: (i) events, acts, or omissions taking place after the parties’ execution of this Supplemental Release; (ii) my breach of any terms and conditions of the Agreement and General Release or this Supplemental Release; and (iii) my fraud, embezzlement, gross negligence, and/or willful misconduct occurring during my employment with Employer.

6.

The parties hereby acknowledge the rights and obligations under Sections 2, 3, 4, 5, 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, 17, 18, 19, 20 and 21 of the Agreement and General Release, and agree to incorporate Sections 2, 3, 4, 5, 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, 17, 18, 19, 20 and 21 of the Agreement and General Release into this Supplemental Release and to be bound by such provisions hereunder as if such provisions were originally stated herein. This Supplemental Release may only be modified by written agreement signed by both parties.

7.

The parties agree that in the event any provision of this Supplemental Release is deemed to be invalid or unenforceable by any court or administrative agency of competent jurisdiction, or in the event that any provision cannot be modified so as to be valid and enforceable, then that provision shall be deemed severed from the Supplemental Release and the remainder of the Supplemental Release shall remain in full force and effect.

8.

This Supplemental Release will be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

9.	Each of the parties hereto hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Supplemental Release.

BY SIGNING THIS SUPPLEMENTAL RELEASE, I REPRESENT AND AGREE THAT:

(a)	I HAVE READ IT CAREFULLY;
(b)	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION; AND
(c)

I AGREE THAT THE PROVISIONS OF THIS SUPPLEMENTAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE EMPLOYER AND BY ME.

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[Signature Page Follows]

PLEASE READ CAREFULLY. THIS
AGREEMENT AND GENERAL RELEASE INCLUDES A
RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

“EMPLOYER”

PETIQ, LLC

By:
Name:
Title:

PETIQ, LLC

By:
Name:
Title:

“EMPLOYEE”

John Newland

Date: